UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934

(Amendment No. 8)

American Campus Communities Inc.
 (Name of Issuer)

Common Stock
(Title of Class of Securities)

024835100
(CUSIP Number)


Check the appropriate box to designate the rule
pursuant to which this Schedule is filed:
	Rule 13d-1(b)
?	Rule 13d-1(c)
?	Rule 13d-1(d)



Page 1 of 8 Pages

1
NAME OF REPORTING PERSON:
LaSalle Investment Management, Inc.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON:
36-4160747

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

	(a)

	(b)	?
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Maryland

5
SOLE VOTING POWER

0

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

65,779

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER

0


8
SHARED DISPOSITIVE POWER

294,731

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON

294,731

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*

Excludes shares beneficially owned by LaSalle
Investment Management (Securities), L.P.
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.3%

12
TYPE OF REPORTING PERSON*
IA


*SEE INSTRUCTIONS BEFORE FILLING OUT!

1
NAME OF REPORTING PERSON:
LaSalle Investment Management (Securities), L.P.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-3991973

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

	(a)

	(b)	?
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Maryland

5
SOLE VOTING POWER

112,242

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

231,600

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER

112,242


8
SHARED DISPOSITIVE POWER

615,630

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
 REPORTING PERSON

727,872

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*

Excludes shares beneficially owned by LaSalle
Investment Management, Inc.
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.8%

12
TYPE OF REPORTING PERSON*
IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.
     	(a)	Name of Issuer
      American Campus Communities Inc.


	(b)	Address of Issuer's Principal
Executive Offices
		805 Las Cimas Parkway
		Austin, TX 78746

Item 2.
     LaSalle Investment Management, Inc. provides the
 following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management, Inc.

	(b)	Address of Principal Business Office or,
 if none, Residence
		200 East Randolph Drive
		Chicago, Illinois  60601

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		411465107
     	LaSalle Investment Management (Securities), L.P.
provides the following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management (Securities), L.P.

	(b)	Address of Principal Business Office or, if
 none, Residence
		200 East Randolph Drive
		Chicago, Illinois  60601

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		94856P102

Item 3.*	If this statement is filed pursuant to Rule
13d-1(b), or 13d-2(b), check whether the person filing
is a:
      (a)	?	Broker or Dealer registered under
Section 15 of the Act
      (b)	?	Bank as defined in Section 3(a)(6) of
the Act
      (c)	?	Insurance Company as defined in Section
 3(a)(19) of the Act
(d)	?	Investment Company registered under Section 8
 of the Investment Company Act
(e)		Investment Adviser registered under Section 203
 of the Investment Advisers Act of 1940
(f)	?	Employee Benefit Plan, Pension Fund which is
subject to the provisions of the Employee Retirement
Income Security Act of 1974 or Endowment Fund; see
240.13d-1(b)(1)(ii)(F)
(g)	?	Parent Holding Company, in accordance
 with 240.13d-1(b)(ii)(G) (Note:  See Item 7)
(h)	?	A savings association as defined in
section 3(b) of the Federal Deposit Insurance Act
(i)	?	A church plan that is excluded from
the definition of an investment company under section
3(c)(14) of the Investment Company Act of 1940
(j)	?	Group, in accordance with 240.13d-1(b)-1(ii)(J)

* This response is provided on behalf of LaSalle
*  Investment Management, Inc. and LaSalle
* Investment Management (Securities), L.P.,
*  each an investment adviser under Section
*  203 of the Investment Advisers Act of 1940.

Item 4.	Ownership
     If the percent of the class owned, as of December
 31 of the year covered by the statement, or as of the
 last day of any month described in Rule 13d-1(b)(2),
if applicable, exceeds five percent, provide the
following information as of that date and identify
 those shares which there is a right to acquire.
     LaSalle Investment Management, Inc. provides
the following information:
	(a)	Amount Beneficially Owned
      	294,731

	(b)	Percent of Class
      	2.3%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
      		0

		(ii)	shared power to vote or to direct the vote
      		65,779

(iii) sole power to dispose or to direct the
(iv) disposition of
      		0

		(iv)	shared power to dispose or to direct
the disposition of
      		294,731
     LaSalle Investment Management (Securities),
 L.P. provides the following information:
	(a)	Amount Beneficially Owned
      	727,872

	(b)	Percent of Class
      	5.8%

(c) Number of shares as to which such
(d) person has:

		(i)	sole power to vote or to
direct the vote
      		112,242

		(ii)	shared power to vote or to
direct the vote
      		231,600

		(iii)	sole power to dispose or to direct
 the disposition of
      		112,242

		(iv)	shared power to dispose or to
 direct the disposition of
      		615,630

Item 5.	Ownership of Five Percent or Less of
 a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ?.


Item 6.	Ownership of More than Five Percent on
Behalf of Another Person

      	Not applicable.


Item 7.	Identification and Classification of
the Subsidiary Which Acquired the Security Being
Reported on By the Parent Holding Company

      	Not applicable.


Item 8.	Identification and Classification of
Members of the Group

      	The two members of the Group are: LaSalle
Investment Management, Inc. ("LaSalle") and LaSalle
 Investment Management (Securities), L.P. ("LIMS").

      	LIMS is a Maryland limited partnership,
 the limited partner of which is LaSalle and the general partner of which is LaSalle Investment
 Management (Securities), Inc., a Maryland corporation, the sole stockholder of which is LaSalle.
LaSalle and LIMS, each registered investment advisers, have different advisory clients.


Item 9.	Notice of Dissolution of Group

      	Not applicable.


Item 10.	Certification
     	By signing below I certify that, to
the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing
 the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

	The parties agree that this statement
 is filed on behalf of each of them.


Dated:	February 14, 2005


LASALLE INVESTMENT
MANAGEMENT, INC.


By:/s/ Denise R. Organt_________________
Name:	Denise R. Organt
Title:	Vice President


LASALLE INVESTMENT
MANAGEMENT
(SECURITIES), L.P.


By:/s/ Denise R. Organt__________________
Name:	Denise R. Organt
Title:	Vice President

??
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